Exhibit 99.1

FOR IMMEDIATE RELEASE
Redwood Trust, Inc.	CONTACT: Harold Zagunis
Thursday, May 4, 2006	(415) 389-7373
REDWOOD TRUST REPORTS FIRST QUARTER 2006 RESULTS
MILL VALLEY, California – May 4, 2006 – Redwood Trust, Inc. (NYSE: RWT) today reported GAAP earnings of $28 million, or $1.09 per share, for the first quarter of 2006. In the first quarter of 2005, GAAP earnings were $61 million, or $2.42 per share.
Doug Hansen, Redwood’s President, said, “Our business continues to develop and grow as planned, with no major surprises. Results for this quarter, while not at last year’s extraordinary levels, were still at levels we consider to be attractive.”
The reduction in our net income of $33 million from the first quarter of 2005 to the first quarter of 2006 resulted from a decrease in net interest income of $17 million, a decrease in net gains on sales, calls, and market value adjustments of $17 million, an increase in operating expenses of $1 million, and a decrease in GAAP provisions for income taxes of $2 million. The reduction in net interest income reflects higher levels of uninvested cash as well as the impact of increased loan prepayment rates on earnings from our assets that we have retained from the Sequoia residential loan securitizations we have sponsored. We had little sales activity and significantly fewer calls of securities during the first quarter of 2006 than in the first quarter of 2005. Operating expenses increased due to continuing investments we are making in systems, infrastructure, and new employees to position our business for additional growth. Provisions for income taxes decreased because we had less income in the 2006 period.
At the beginning of the year, our GAAP book value per share was $37.20. After declaring a regular quarterly dividend of $0.70 per share, GAAP book value increased during this quarter by 2% to $38.11 per share.
Additional Information
Additional information on our GAAP results is available in our Quarterly Report on Form 10-Q for the three months ended March 31, 2006 which was filed today with the Securities and Exchange Commission. Today we also released our second “Redwood Review”, covering the first quarter of 2006. The Review (formerly the supplemental information package) contains a discussion of first quarter activity, taxable income and other non-GAAP performance measures, and a review of Redwood’s business and outlook. Our 10-Q and the Redwood Review are available on our web site (www.redwoodtrust.com).

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
CONSOLIDATED INCOME STATEMENT	2006	2005	2005	2005	2005
Interest Income	$225.4	$230.9	$243.5	$248.4	$237.2
Interest Expense	(180.7)	(189.7)	(196.6)	(195.2)	(176.0)

Net Interest Income	44.7	41.2	46.9	53.2	61.2

Operating Expenses	(11.8)	(12.1)	(10.9)	(11.1)	(10.7)
Net Recognized (Losses) Gains and Valuation Adjustments	(1.9)	17.8	24.9	3.1	15.0
Variable Stock Option Income	0.0	0.0	0.0	0.0	0.1
Excise Tax Expense	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)
Provision For Income Taxes	(2.7)	(4.1)	(4.7)	(4.0)	(4.7)

GAAP Earnings	$28.0	$42.5	$55.9	$40.9	$60.6

Average Diluted Shares (thousands)	25,703	25,311	25,314	25,196	25,021
GAAP Earnings per Share (diluted)	$1.09	$1.68	$2.21	$1.62	$2.42

Regular Dividends per Share	$0.70	$0.70	$0.70	$0.70	$0.70
Special Dividends per Share	0.00	3.00	0.00	0.00	0.00

Total Dividends per Share	$0.70	$3.70	$0.70	$0.70	$0.70

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar
CONSOLIDATED BALANCE SHEET	2006	2005	2005	2005	2005
Residential Real Estate Loans	$11,990	$13,875	$16,556	$19,630	$21,772
Residential Loan Credit-Enhancement Securities	644	613	664	706	611
Commercial Real Estate Loans	55	60	56	42	57
Commercial Loan Credit-Enhancement Securities	67	58	44	29	29
Securities Portfolio	1,818	1,749	1,783	1,649	1,505
Cash and Cash Equivalents	85	176	163	72	65
Other Assets	320	246	239	218	246

Total Consolidated Assets	$14,979	$16,777	$19,505	$22,346	$24,285

Redwood Trust Debt	$0	$170	$162	$453	$199
Consolidated Asset-Back Securities Issued	13,930	15,585	18,237	20,815	23,057
Other Liabilities	82	87	90	86	81
Equity	967	935	1,016	992	948

Total Liabilities and Equity	$14,979	$16,777	$19,505	$22,346	$24,285

Shares Outstanding at Period End (thousands)	25,382	25,133	24,764	24,647	24,514
GAAP Equity (GAAP Book Value) per Share	$38.11	$37.20	$41.03	$40.24	$38.67
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